UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934
                   (AMENDMENT NO. 1 (FINAL AMENDMENT))(1)


                        NEUROCRINE BIOSCIENCES, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)

                                COMMON STOCK
--------------------------------------------------------------------------------
                       (Title of Class of Securities)

                                 64125C109
                --------------------------------------------
                               (CUSIP Number)

                              November 1, 2006
                --------------------------------------------
          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
          |_|      Rule 13d-1(b)
          |X|      Rule 13d-1(c)
          |_|      Rule 13d-1(d)

(1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934, as amended (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                SCHEDULE 13G
------------------------------                 --------------------------------
CUSIP NO.  64125C109                               PAGE  2  OF  10    PAGES
           ---------                                    ---    ----
--------------------------------------------------------------------------------

    -------- -------------------------------------------------------------------
       1     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  SUTTONBROOK CAPITAL MANAGEMENT LP
    -------- -------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
             INSTRUCTIONS)                                           (a)   |_|
                                                                     (b)   |_|
    -------- -------------------------------------------------------------------
       3     SEC USE ONLY
    -------- -------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION
                  DELAWARE
    -------------------- ------- -----------------------------------------------
                           5     SOLE VOTING POWER

         NUMBER OF
                                      -0-
          SHARES
                         ------- -----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                     1,850,786
         OWNED BY
                         ------- -----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      -0-
          PERSON
                         ------- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      1,850,786
    -------- -------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,850,786
    -------- -------------------------------------------------------------------
      10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
             (SEE INSTRUCTIONS)                                            |_|

    -------- -------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  4.9%
    -------- -------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  PN
    -------- -------------------------------------------------------------------

                                SCHEDULE 13G
------------------------------                 --------------------------------
CUSIP NO.  64125C109                               PAGE  3  OF  10    PAGES
           ---------                                    ---    ----
-------------------------------------------------------------------------------

    -------- -------------------------------------------------------------------
       1     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  SUTTONBROOK CAPITAL PORTFOLIO L.P.
    -------- -------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
             INSTRUCTIONS)                                           (a)   |_|
                                                                     (b)   |_|
    -------- -------------------------------------------------------------------
       3     SEC USE ONLY
    -------- -------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION
                  CAYMAN ISLANDS
    -------------------- ------- -----------------------------------------------
                           5     SOLE VOTING POWER

         NUMBER OF
                                      -0-
          SHARES
                         ------- -----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      1,850,786
         OWNED BY
                         ------- -----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
          PERSON                      -0-
                         ------- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      1,850,786
    -------- -------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,850,786
    -------- -------------------------------------------------------------------
      10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
             (SEE INSTRUCTIONS)                                            |_|

    -------- -------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  4.9%
    -------- -------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  PN
    -------- -------------------------------------------------------------------

                                SCHEDULE 13G
------------------------------                 --------------------------------
CUSIP NO.  64125C109                               PAGE  4  OF  10    PAGES
           ---------                                    ---    ----
--------------------------------------------------------------------------------

    -------- -------------------------------------------------------------------
       1     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  JOHN LONDON
    -------- -------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
             INSTRUCTIONS)                                           (a)   |_|
                                                                     (b)   |_|
    -------- -------------------------------------------------------------------
       3     SEC USE ONLY
    -------- -------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION
                  UNITED STATES
    -------------------- ------- -----------------------------------------------
                           5     SOLE VOTING POWER

         NUMBER OF
                                      -0-
          SHARES
                         ------- -----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      1,850,786
         OWNED BY
                         ------- -----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      -0-
          PERSON
                         ------- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      1,850,786
    -------- -------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,850,786
    -------- -------------------------------------------------------------------
      10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
             (SEE INSTRUCTIONS)                                            |_|

    -------- -------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  4.9%
    -------- -------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IN
    -------- -------------------------------------------------------------------

                                SCHEDULE 13G
------------------------------                 --------------------------------
CUSIP NO.  64125C109                               PAGE  5  OF  10    PAGES
           ---------                                    ---    ----
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
       1     NAMES OF REPORTING PERSONS
             I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                  STEVEN M. WEINSTEIN
    -------- -------------------------------------------------------------------
       2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
             INSTRUCTIONS)                                           (a)   |_|
                                                                     (b)   |_|
    -------- -------------------------------------------------------------------
       3     SEC USE ONLY
    -------- -------------------------------------------------------------------
       4     CITIZENSHIP OR PLACE OF ORGANIZATION
                  UNITED STATES
    -------------------- ------- -----------------------------------------------
                           5     SOLE VOTING POWER

         NUMBER OF
                                      -0-
          SHARES
                         ------- -----------------------------------------------
                           6     SHARED VOTING POWER
       BENEFICIALLY
                                      1,850,786
         OWNED BY
                         ------- -----------------------------------------------
           EACH            7     SOLE DISPOSITIVE POWER

         REPORTING
                                      -0-
          PERSON
                         ------- -----------------------------------------------
                           8     SHARED DISPOSITIVE POWER
           WITH
                                      1,850,786
    -------- -------------------------------------------------------------------
       9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  1,850,786
    -------- -------------------------------------------------------------------
      10     CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
             (SEE INSTRUCTIONS)                                            |_|

    -------- -------------------------------------------------------------------
      11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                  4.9%
    -------- -------------------------------------------------------------------
      12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
                  IN
    -------- -------------------------------------------------------------------

                                SCHEDULE 13G
------------------------------                 --------------------------------
CUSIP NO.  64125C109                               PAGE  6  OF  10    PAGES
           ---------                                    ---    ----
--------------------------------------------------------------------------------

Item 1.

     (a)  NAME OF ISSUER:

          Neurocrine Biosciences, Inc.

     (b)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

          12790 El Camino Real
          San Diego, California 92130

Item 2.

     (a)  NAME OF PERSON FILING:

          This statement is being filed by and on behalf of SuttonBrook Capital Management LP (the "Investment Manager"), SuttonBrook Capital Portfolio L.P. (the "Master Fund"), John London ("Mr. London") and Steven M. Weinstein ("Mr. Weinstein" and, together with the Investment Manager, the Master Fund and Mr. London, the "Reporting Persons").

     (b)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

          The address of the principal business office of each of the Reporting Persons is c/o SuttonBrook Capital Management LP, 598 Madison Avenue, 6th Floor, New York, NY 10022.

     (c)  CITIZENSHIP:

          The Investment Manager is a Delaware limited partnership. The Master Fund is a Cayman Islands exempted limited partnership. Messrs. London and Weinstein are citizens of the United States.

     (d)  TITLE OF CLASS OF SECURITIES:

          Common Stock, par value $0.001 per share.

     (e)  CUSIP NUMBER: 64125C109


Item 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.ss.240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
              78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ] An investment advisor in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).


Not applicable.


Item 4.   OWNERSHIP:

          The percentages set forth in this Item 4 are based on there being 37,884,038 shares of Common Stock outstanding as of November 1, 2006 as disclosed in Neurocrine Biosciences, Inc.'s Form 10-Q filed on November 9, 2006 for the quarterly period ended September 30, 2006.

     The Investment Manager
     ----------------------

     (a)  AMOUNT BENEFICIALLY OWNED (As of November 1, 2006): 1,850,786

     (b)  PERCENT OF CLASS: 4.9%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)   sole power to vote or to direct the vote: -0-

          (ii)  shared power to vote or to direct the vote: 1,850,786

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv)  shared power to dispose or to direct the disposition of:
                1,850,786

     The Master Fund
     ---------------

     (a)  AMOUNT BENEFICIALLY OWNED (As of November 1, 2006): 1,850,786

     (b)  PERCENT OF CLASS: 4.9%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)   sole power to vote or to direct the vote: -0-

          (ii)  shared power to vote or to direct the vote: 1,850,786

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv)  shared power to dispose or to direct the disposition of:
                1,850,786

     Mr. London
     ----------

     (a)  AMOUNT BENEFICIALLY OWNED (As of November 1, 2006): 1,850,786

     (b)  PERCENT OF CLASS: 4.9%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)   sole power to vote or to direct the vote: -0-

          (ii)  shared power to vote or to direct the vote: 1,850,786

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv)  shared power to dispose or to direct the disposition of:
                1,850,786

     Mr. Weinstein
     -------------

     (a)  AMOUNT BENEFICIALLY OWNED (As of November 1, 2006): 1,850,786

     (b)  PERCENT OF CLASS: 4.9%

     (c)  NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

          (i)   sole power to vote or to direct the vote: -0-

          (ii)  shared power to vote or to direct the vote: 1,850,786

          (iii) sole power to dispose or to direct the disposition of: -0-

          (iv)  shared power to dispose or to direct the disposition of:
                1,850,786

Item 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |X|

Item 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Not applicable.

Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

          See Exhibit B.

Item 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

          Not applicable.

Item 9.   NOTICE OF DISSOLUTION OF GROUP:

          Not applicable.

Item 10.  CERTIFICATION:

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                 SIGNATURE
                                 ---------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 22, 2006

                                   SuttonBrook Capital Management LP

                                   By: SuttonBrook Holdings LLC,
                                       Its General Partner

                                       By: /s/ Steven M. Weinstein
                                           ------------------------------------
                                           Name:  Steven M. Weinstein
                                           Title: Managing Member

                                   SuttonBrook Capital Portfolio L.P.

                                   By:  SuttonBrook Capital Partners LP,
                                        Its General Partner

                                        By:  SuttonBrook Capital Associates LP,
                                             Its General Partner

                                             By:  SuttonBrook Capital Associates
                                                  LLC,
                                                    Its General Partner

                                                  By: /s/ Steven M. Weinstein
                                                      --------------------------
                                                      Name:  Steven M. Weinstein
                                                      Title: Managing Member


                                   /s/ John London
                                   ----------------------------------
                                   John London


                                   /s/ Steven M. Weinstein
                                   ----------------------------------
                                   Steven M. Weinstein

                                 EXHIBIT A
                                 ---------

                           JOINT FILING AGREEMENT
                           ----------------------

          The undersigned agree that the statement on this Amendment No. 1 to
Schedule 13G is being filed with the Securities and Exchange Commission on behalf of each of the undersigned pursuant to Rule 13d-1(k) under the Act and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filing.

Dated:   November 22, 2006

                                   SuttonBrook Capital Management LP

                                   By: SuttonBrook Holdings LLC,
                                       Its General Partner

                                       By: /s/ Steven M. Weinstein
                                           ------------------------------------
                                           Name:  Steven M. Weinstein
                                           Title: Managing Member

                                   SuttonBrook Capital Portfolio L.P.

                                   By:  SuttonBrook Capital Partners LP,
                                        Its General Partner

                                        By:  SuttonBrook Capital Associates LP,
                                             Its General Partner

                                             By:  SuttonBrook Capital Associates
                                                  LLC,
                                                    Its General Partner

                                                  By: /s/ Steven M. Weinstein
                                                      --------------------------
                                                      Name:  Steven M. Weinstein
                                                      Title: Managing Member


                                   /s/ John London
                                   ----------------------------------
                                   John London


                                   /s/ Steven M. Weinstein
                                   ----------------------------------
                                   Steven M. Weinstein

                                 EXHIBIT B
                                 ---------

          The shares reported herein as beneficially owned by each of the Reporting Persons are held directly by the Master Fund. The Investment Manager is the investment manager of the Master Fund and Messrs. London and Weinstein are the managing members of the general partner of the Investment Manager.

          The entities listed below may be deemed to directly or indirectly control the Master Fund or the Investment Manager and, accordingly, may also be deemed to beneficially own the shares held by the Master Fund.

SuttonBrook Capital Associates LP ("SuttonBrook ASLP")
SuttonBrook Capital Associates LLC ("SuttonBrook Associates") SuttonBrook Holdings LLC ("SuttonBrook Holdings")
SuttonBrook Capital Partners NQP LP ("SuttonBrook CP NQP") SuttonBrook Capital Partners LP ("SuttonBrook CP")
SuttonBrook Offshore Partners Ltd. ("SuttonBrook OP")
SuttonBrook Offshore Partners (E) Ltd. ("SuttonBrook OP (E)") SuttonBrook Offshore Partners (LF) Ltd. ("SuttonBrook OP (LF)") SuttonBrook Capital Partners II LP ("SuttonBrook CP II") SuttonBrook Offshore Partners II Ltd. ("SuttonBrook OP II") SuttonBrook Offshore Partners II (E) Ltd. ("SuttonBrook OP II (E)")

          SuttonBrook ASLP is a Delaware limited partnership. SuttonBrook Associates is a Delaware limited liability company. SuttonBrook Holdings is a Delaware limited liability company. SuttonBrook CP NQP is a Delaware limited partnership. SuttonBrook CP is a Delaware limited partnership. SuttonBrook OP is a Cayman Islands exempted company. SuttonBrook OP (E) is a Cayman Islands exempted company. SuttonBrook OP (LF) is a Cayman Islands exempted company. SuttonBrook CP II is a Delaware limited partnership. SuttonBrook OP II is a Cayman Islands exempted company. SuttonBrook OP II
(E) is a Cayman Islands exempted company. The address of the principal business office of each of the entities listed above is c/o SuttonBrook Capital Management LP, 598 Madison Avenue, 6th Floor, New York, NY 10022.